Exhibit 99.1

FOR IMMEDIATE RELEASE	RiskMetrics Group One Chase Manhattan Plaza New York, NY 10005 Tel (212) 981-7400 www.riskmetrics.com

RiskMetrics Group Reports Results for Fiscal Fourth Quarter and Full Year 2007

New York, March 31, 2008– RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced financial results for the fourth quarter and year ended December 31, 2007.

Earnings Highlights (The following pro forma results give effect to the  January 11, 2007, acquisition of Institutional Shareholder Services as if the transaction had closed on January 1, 2006. The ISS acquisition was material for the company and the pro forma results provide a better comparison of the ongoing business)

•
Fourth quarter 2007 revenue increased 28.5% on a pro forma basis to $67.6 million from $52.6 million in the comparable period of 2006. 2007 annual revenue increased 19.1% on a pro forma basis to $243.6 million from $204.5 million in 2006.

•
Fourth quarter Consolidated Adjusted EBITDA increased 38.8% in the fourth quarter to $21.5 million from $15.5 million in the fourth quarter of 2006. For the year, Consolidated Adjusted EBITDA was up 27.1% to $73.7 million in 2007, compared with $58.0 million in 2006.

•	Annualized contract value (ACV) increased 30.6% to approximately $250.2 million at December 31, 2007, on a pro forma basis.

•	Renewal rate stood at an all-time high at 91.4% for the year ended December 31, 2007.

“Our strong financial results reflect the market’s continuing need for comprehensive risk systems, transparency in financial reporting and strong corporate governance” said Ethan Berman, Chief Executive Officer of RiskMetrics Group. “These factors, along with higher market volatility, have increased the demand for RiskMetrics’ products, resulting in a more than 30% increase in average contract value and a renewal rate of 91.4%.  We expect these trends to continue into the new year as institutions focus on implementing enhanced risk systems.”

Selected Consolidated Pro Forma Financial Information**

The pro forma results below give effect to the acquisition of ISS as if the transaction had closed on January 1, 2006.

Pro Forma Financial Information (1)**	Three months ended December 31,			Year ended December 31,
	2006	2007	% Change	2006	2007	% Change
	(Unaudited and all amounts in thousands)
Revenues:
Risk (2)................................................	$25,934	$33,422	28.9%	$101,235	$121,126	19.6%
ISS (3)……………................................	26,696	34,205	28.2%	103,269	122,502	18.6%
Total Revenues.....................................	52,629	67,627	28.5%	204,505	243,628	19.1%
Operating Cost and Expenses:
Adjusted EDITDA expenses (4)..........	37,160	46,155	24.2%	146,551	169,946	16.0%
Other operating expenses (5)...............	7,369	10,454	41.8%	30,681	34,074	11.1%
Total operating costs and expenses......	44,529	56,609	27.1%	177,232	204,020	15.1%

Income from operations.......................	8,100	11,018	36.0%	27,272	39,608	45.2%
Interest, dividend and investment....... Income (loss), net.................................	(8,569)	(9,160)	6.9%	(34,222)	(36,451)	6.5%
Income (loss) before income taxes.......	(469)	1,858	*	(6,948)	3,157	*
Provision (benefit) for income taxes....	(188)	655	*	(2,779)	1,263	*
Net income (loss).................................	$(281)	$1,203	*	$(4,169)	$1,894	*

Adjusted EBITDA (3) (6).......................	$15,469	$21,472	38.8%	$57,954	$73,682	27.1%
Adjusted EBITDA margin (7)..............	29.4%	31.8%		28.3%	30.2%
*Exceeds 100%
**See Notes in accompanying Table D

Fourth Quarter 2007 Pro forma Financial Results

Revenues

Total revenues for the fourth quarter of 2007 were $67.6 million, up 28.5% from $52.6 million in the fourth quarter of 2006 on a pro forma basis, assuming RiskMetrics’ January 11, 2007, acquisition of Institutional Shareholder Services (ISS) occurred January 1, 2006.  Excluding the contribution from Center for Financial Research and Analysis (CFRA) revenues in Q4 2007, total revenues grew by 20.2%.

On a business level, Risk revenues were $33.4 million, a 28.9% increase over Q4 2006 due mainly to a 33.0% increase in total Market Risk revenues. The Risk business experienced strong revenue growth in both the Americas and EMEA as a result of increased demand on the part of asset managers for Riskmetrics’ Risk Manager solutions, which help firms meet both internal management and regulatory compliance requirements.

ISS revenues were $34.2 million in the fourth quarter of 2007, a 28.2% increase from Q4 2006 due mainly to growth of more than 100% in the Financial Research and Analysis (FR&A) product lines due to the inclusion of $4.4 million of revenue from the August 2007 CFRA acquisition, as well as strong growth in other FR&A product lines. ISS growth in the fourth quarter was particularly strong in the EMEA region. Excluding the contribution from CFRA revenues in Q4 2007, ISS revenues grew by 11.6%.

“RiskMetrics has a highly diversified business, both by customers and geography, with no single contract comprising more than one percent of our total revenues,” Mr. Berman continued. “This balance helps ensure we mitigate our own risk while allowing us to take advantage of product and geographical cross-selling opportunities.”

Adjusted EBITDA Expenses

Adjusted EBITDA Expenses, which exclude interest expense, income tax expense, depreciation and amortization of property and equipment, amortization of intangible assets, and non-cash stock-based compensation expense, increased 24.2% to $46.2 million for the fourth quarter. Excluding the $3.3 million of CFRA Adjusted EBITDA Expenses, expenses would have increased by 15.3%.

Compensation Expenses which accounted for 66.1% of total expenses, increased by 20.4% to $30.5 million. Compensation Expenses increased mainly due to the CFRA acquisition as well as an increase in headcount. Excluding CFRA, Compensation Expenses increased 9.5%. As a percentage of revenues, Compensation Expenses decreased to 45.1% of revenues in fourth quarter 2007 from 49.4% of revenues in fourth quarter 2006. Non-Compensation Expenses increased by 32.2% to $15.6 million from $11.8 million in fourth quarter 2006 mainly due to increases in marketing expenses due to rebranding efforts, increased occupancy costs related to the consolidation of the London office, and increased costs related to the Company’s IPO. Excluding CFRA, Non-Compensation Expenses increased by 27.1%.

Adjusted EBITDA Expenses represented approximately 68.2% of total revenues for the quarter, compared with 70.6% in the year-ago period.

Adjusted EBITDA

Consolidated Adjusted EBITDA increased 38.8% to $21.5 million in the fourth quarter of 2007 from $15.5 million in the fourth quarter of 2006 due to growth in both the Risk and ISS businesses, as well as the acquisition of CFRA. Adjusted EBITDA margin increased to 31.8% in the 4th quarter of 2007, compared with 29.4% in the 4th quarter of 2006, as revenues grew at a higher rate than Adjusted EBITDA Expenses.

Fiscal Year 2007 Pro forma Financial Results

Revenues

Total pro forma revenues for the 2007 fiscal year were $243.6 million, up 19.1% from $204.5 million in 2006. Excluding revenues generated from the JP Morgan online agreement in 2006 and CFRA in 2007, revenues increased by 18.1%.

On a business level, Risk revenues increased 19.6% to $121.1 million in 2007 from $101.2 million in 2006. Excluding revenues generated from the JP Morgan online agreement, 2007 Risk revenues increased 24.9% for the year.

“Led by a 27.1% increase in revenues from our Market Risk solutions, RiskMetrics achieved strong growth in 2007,” said David Obstler, Chief Financial Officer of RiskMetrics Group. “This trend is largely attributable to an increased need for regulatory, internal compliance and investor reporting by asset managers across all regions of the world.  Revenue growth was also driven by our sales in the EMEA region as revenues increased 38.2% from 2007, driven by strong sales of Risk Manager as asset managers look to comply with regulatory requirements.”

ISS revenues increased 19.6% to $122.5 million for the full-year 2007 from $103.3 million in 2006. The increase was primarily attributable to a 48.6% increase in FR&A revenues due the inclusion of $7.2 million of annual CFRA revenues, as well as growth in revenues from other FR&A product lines.   Governance Services, largely consisting of Proxy Research and Voting Services, generated $86.8 million in revenues in 2007, which was a 10% increase over 2006. Revenue in Europe and Asia grew 31.5% as the Company invested in its international product lines and international customers increasingly adopted governance and research products. Excluding revenues from CFRA in 2007, ISS revenues grew by 11.6%.

Additionally, growth in both business segments was driven by increased contract renewal rates, growth in recurring revenue and an increase in ACV as discussed below.

Adjusted EBITDA Expenses

Adjusted EBITDA Expenses increased 16.0% to $169.9 million in 2007 from $146.6 million in 2006. Excluding the $5.1 million of CFRA Adjusted EBITDA Expenses from August 1, 2007, Adjusted EBITDA Expenses would have increased by 12.5%.

Compensation Expenses, which accounted for 67.4% of total Adjusted EBITDA Expenses, increased by 17.4% to $114.6 million in 2007 from $97.7 million in 2006. Compensation Expenses increased mainly due to the CFRA acquisition as well as an increase in headcount. Excluding CFRA, Compensation Expenses increased 13.1%. As a percentage of revenues, Compensation Expenses decreased to 47.0% of revenues in 2007 from 48.2% of revenues in 2006. Non-Compensation Expenses increased by 15.2% to $55.3 million from $48.0 million in 2006 mainly due to increases in legal, accounting and consulting costs related to business integration and increased rent and technology infrastructure related to the growth of the business.  As a percentage of revenue, non-compensation expenses decreased to 22.7% of revenues in 2007 from 23.5% in 2006.

Adjusted EBITDA Expenses represented approximately 69.8% of total revenues for 2007, compared with 71.7% in 2006.

Adjusted EBITDA

Consolidated Adjusted EBITDA increased 27.1% to $73.7 million for 2007 from $58.0 million in 2006, due to growth in both the Risk and Governance businesses, as well as the acquisition of CFRA. Adjusted EBITDA margin increased to 30.2% in 2007, compared with 28.3% in 2006, as revenue grew at a higher rate than expenses.
.

“RiskMetrics experienced a 190 b.p. expansion in Adjusted EBITDA margins in 2007 as revenues grew in excess of both Compensation and Non-Compensation Expenses,” said Mr. Obstler. “We have a highly leverageable cost structure because we deliver our products from a common data and technology infrastructure and have been growing our headcount at a lower rate than revenues. Despite continued investments in our products and technology, we expect these trends to continue in 2008.”

Consolidated Fiscal 2007 Pro Forma Annual Operating Data

The Company believes that the supplemental consolidated pro forma financial information below, which reflects the results of the ISS acquisition for all periods presented, is helpful in understanding the Company's overall results.

	Year Ended December 31,
Operating Data	2006	2007
	(amounts in thousands)
Annualized Contract Value (1)	except for percentages
Risk................................................................	101,686	131,716
% Growth………………………………………..	-	28.9%
ISS (1)..........................................................	89,938	118,522
% Growth……………………………………….	-	31.8%
Annualized Contract Value.......................	191,624	250,238
% Growth………………………………………..	-	30.6%

Recurring Revenue as a % of total revenue (2)
Risk......................................................................	96.6%	97.6%
ISS.......................................................................	85.8%	87.7%
Recurring Revenue as a % of total revenue...	91.7%	92.7%

Renewal Rate (3)
Risk (3)...........................................................	85.9%	91.1%
ISS.................................................................	91.0%	91.8%
Renewal Rate...........................................	88.3%	91.4%

Notes to Operating Data Table:

(1)
We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.   CFRA was acquired on August 1, 2007 and is not included in ISS ACV as of December 31, 2006.

(2)	We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

(3)
We define renewal rate as the amount of annualized contract value that renews in a period divided by the amount of annualized contract value with an expiration date during that period.  Renewal rate for the year ended December 31, 2006 excludes the cancellation of the JP Morgan Online services agreement which was terminated in April 2006.   Had the termination of the JP Morgan Online services agreement been included, the December 31, 2006 renewal rate would have been 75.5%.

Overall, renewal rates stood at an all time high of 91.4% in 2007 compared with 88.3% (excluding Morgan online) in 2006. Risk achieved a 2007 renewal rate of 91.1% while ISS had a renewal rate of 91.8%, both higher than in 2006. This increase was largely driven by investment in the Company’s global account management function as well as strong customer acceptance of the Company’s RiskManager and Proxy Research and Voting Products.

Recurring revenue as a percent of total revenue increased to 92.7% in 2007 from 91.7% in 2006. This increase is the result of RiskMetrics’ strategy to emphasize its fully outsourced managed services offerings such as RiskManager.

Annualized Contract Value increased 30.6% in 2007 as compared to 2006 with Risk increasing 28.9% from $101.7 million to $131.2 million and Governance growing 31.8% from $89.9 million to $118.5 million. The total increase in ACV was driven by higher renewal rates, the CFRA acquisition as well as a 18.7% increase of new ACV from $49.1 million in 2006 to $58.2 million in 2007. Approximately 55% of RiskMetrics new ACV in 2007 was from existing clients.

Fourth Quarter and Full Year 2007 GAAP Financial Results – Refer to Table A

Total GAAP revenues for the quarter was $67.6 million, up 160.8% from $25.9 million in 2006, including an increase of $34.2 million attributable to the acquisitions of ISS and CFRA as well as a $7.5 million, or 28.9% from an increase in Risk.  For the full year, revenues increased 137.4% from $101.2 million in 2006, including an increase of $119.2 million attributable to ISS and CFRA as well as $19.9 million, or 19.6%, from Risk.

Total operating expenses increased $35.5 million to $56.6 million in the fourth quarter of 2007, consisting primarily of operating expenses of $32.6 million attributable to the acquisition of ISS and CFRA as well as a $2.9 million increase in Risk.  Total operating expenses increased $121.3 million to $200.8 million for the full fiscal 2007 year, consisting primarily of $110.9 million attributable to the acquisition of ISS and CFRA as well as a $10.4 million increase in Risk.  Operating expenses for the fourth quarter and full year 2007 include amortization expense of $5.4 million and $18.3 million, respectively, as a result of the ISS and CFRA acquisitions.

Income from operations increased $6.2 million to $11.0 million in the fourth quarter of 2007 primarily due increased revenue growth partially offset by a $6.5 million increase in depreciation and amortization expense and a $1.3 million increase in stock based compensation expense.   Income from operations for the full year 2007 increased $17.7 million to $39.4 million primarily due to increased revenue growth that was partially offset by a $21.7 million increase in depreciation and amortization expense

Total interest, dividend and investment income, net, for the fourth quarter and full fiscal 2007 was an expense of $9.2 million and $35.4 million, respectively.  The change from 2006 was due to interest expense incurred on the $425 million of debt incurred as a result of the ISS acquisition and $15.0 million of additional indebtedness under the Company’s first lien revolving credit facility incurred in connection with the acquisition of CFRA.

The provision for income taxes represents an effective tax rate of 41.6% for the full fiscal 2007 year compared to an effective rate of 33.9% in the prior year. The effective rate changed from 2006 to 2007 mainly due to an increase in non-deductible stock-based compensation expense attributable to incentive stock options as well as a decline in pre-tax income.

Net income decreased to $1.2 million for the fourth quarter 2007 from $3.7 million in the year-ago period. For the full fiscal year, net income decreased to $2.4 million in 2007 compared with $16.0 million in 2006.

Diluted earnings per share decreased to $0.02 and $0.04 per share for the fourth quarter 2007 and full fiscal 2007, respectively, from $0.07 and $0.33 per share in the comparable year ago period.

Discussion of Cash Flow –Refer to Tables B , C and E

As of December 31, 2007, cash, cash equivalents and investments were $27.5 million compared to $105.4 million as of December 31, 2006.  Operating activities for 2007 provided cash of $45.3 million and capital expenditures used $11.1 million, resulting in free cash flow (defined as cash provided from operations less capital expenditures) of $34.2 million. Cash flow from operations in 2007 was reduced by $36.0 million in interest and $0.9 million in payroll tax payments acquired and paid as a result of the ISS acquisition.

Contribution to cash from working capital for the fiscal 2007 year was $9.3 million and decreased compared to the prior year to the exclusion of 11 days of ISS working capital contributions and payment of ISS acquisition costs following the acquisition.

IPO Summary

In January 2008, RiskMetrics completed an initial public offering of 14,000,000 shares of common stock, including 4,035,816 shares sold by selling stockholders.  The Company did not receive any proceeds from the sale of the shares by the selling stockholders.  In addition, it granted the underwriters an option to purchase a maximum of 2,100,000 additional shares of common stock to cover over-allotments, which was exercised in full in January 2008.   Net proceeds from the offering, including the exercise of the underwriters’ allotment, were $194.0 million, after deducting underwriting discounts and commissions and approximately $3.4 million of offering expenses.

A portion of IPO proceeds was used in January 2008 to prepay the entire outstanding indebtedness under the second loan lien, which amounted to $125.0 million.  In addition, the Company paid a 1% prepayment penalty fee, or $1.25 million, as set forth in the credit agreement. In addition, it reduced the notional amount of its interest rate swap by $19.3 million which resulted in additional expense of $1.4 million in 2008. The interest expense on the second lien, which had an interest rate of approximately 10.7%, was $13.7 million for pro forma 2007.

2008 Outlook

As of March 31, 2008, the Company anticipates revenue for the fiscal year ending December 31, 2008 to be in the range of $285 million to $295 million. Renewal rates are expected to be between 89% and 91%.

Adjusted EBITDA is expected to be $90 million to $95 million in 2008 with Adjusted EBITDA margin expansion in the 150 to 200 basis points range. The Company further expects that its Unlevered Free Cash Flow (Adjusted EBITDA less Working Capital Changes less Capital Expenditures) will be in excess of Adjusted EBITDA. Working capital contribution from cash flow is expected to be weighted toward the second half of 2008 due to seasonality in RiskMetrics’ business and the timing of the payment of employee bonuses. Capital expenditures are expected to be between $11.0 million and $12.0 million.

Intangible amortization expense is expected to be $21.5 million to $22.0 million, stock-based compensation charges are expected to be between $10.0 million and $11.0 million, fully diluted share count is anticipated to be 67 million to 69 million, and the tax rate is expected to be 38% to 40%.

Due to the timing of reporting for this quarter, the Company is also providing select information for the first quarter of 2008.

•	New ACV increased 24.2% to $14.0 million in the first two months of 2008 from $11.3 million in the comparable period of 2007.
•	Renewal rate was 90% with continued diversity among clients, products and geography. As in prior periods, no single contract represents more than 1% of RiskMetrics’ revenues.

Conference Call Information
The Company will hold a conference call to discuss results for the fourth quarter and full year 2007 at 5 p.m. Eastern on March 31, 2008. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in    800.299.7098
International dials-in    617.801.9715
Pass code           93432695

In addition, investors can access the conference call directly from the Riskmetrics Group Investor Relations Web Site at http://investor.riskmetrics.comand the call will be archived on this site for future access.

RiskMetrics Group Contacts:

Media:

Cheryl Gustitus                    Sarah Cohn
301.556.0538                          212.354.4643
cheryl.gustitus@riskmetrics.com          sarah.cohn@riskmetrics.com

Investor Relations:

Dan Concannon
866.884.3450
ir@riskmetrics.com

About RiskMetrics Group

RiskMetrics Groupis a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients' financial assets. Headquartered in New York with 19 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-

looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s Prospectus dated January 24, 2008 and filed with the Securities and Exchange Commission on January 25, 2008. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding Pro forma Presentation

The pro forma results discussed above and presented in Tables D and F through I give effect to the January 11, 2007 acquisition of Institutional Shareholder Services (“ISS”) closed on January 1, 2006. No pro forma financial information has been presented in Table D in respect of the acquisition of Center for Financial Research and Analysis (“CFRA”), which closed on August 1, 2007.   On January 11, 2007, we acquired ISS for a purchase price of approximately $542.8 million. The unaudited pro forma statements of operations for the years ended December 31, 2006 and 2007 and the three months ended December 31, 2006 presented in Tables D and F through I give pro forma effect to the acquisition of ISS as if it had occurred on January 1, 2006.

The unaudited pro forma financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition of ISS had been consummated as of the date indicated, nor is it necessarily indicative of the results of future operations. The pro forma financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of ISS’ business.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States ("GAAP") and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA
Adjusted EBITDA, as defined in our credit facilities, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facilities. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facilities. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses
Adjusted EBITDA expenses represents cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses
Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.

Free Cash Flow
We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Table A – Consolidated Statements of Income

RISKMETRICS GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except share and per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	(unaudited)
	2006	2007	2006	2007
REVENUES	$25,934	67,627	$101,236	$240,301
OPERATING COSTS AND EXPENSES:
Cost of revenues	6,690	20,651	25,618	77,317
Research and development expenses	4,926	8,665	21,202	31,142
Selling and marketing expenses	4,165	10,091	14,977	35,420
General and administrative expenses	4,255	8,826	12,852	29,654
Depreciation and amortization of property and equipment	1,075	2,227	4,081	7,419
Amortization of intangible assets	-	5,417	770	19,145
Loss on disposal of property and equipment	-	732	15	734
Total operating costs and expenses	21,111	56,609	79,515	200,831
INCOME FROM OPERATIONS	4,823	11,018	21,721	39,470
INTEREST, DIVIDEND AND INVESTMENT INCOME, NET:
Interest, dividend and investment income	818	449	2,549	2,159
Interest expense	(11)	(9,609)	(49)	(37,517)
Total interest, dividend and investment income, net	807	(9,160)	2,500	(35,358)
INCOME BEFORE PROVISION FOR INCOME TAXES	5,630	1,858	24,221	4,112
PROVISION FOR INCOME TAXES	1,907	655	8,200	1,711
NET INCOME	$3,723	$1,203	$16,021	$2,401
INCOME PER SHARE:
Basic	$0.09	$0.03	$0.38	$0.05
Diluted	$0.07	$0.02	$0.33	$0.04
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	42,537,643	47,626,734	42,655,069	46,380,175
Diluted	50,059,888	55,173,774	47,963,666	54,364,746

Table B

RISKMETRICS GROUP, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2007

(In thousands, except share amounts)
	2006	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,313	$27,455
Investments, at fair market value (cost of $68,075 at December 31, 2006)	68,071	—
Accounts receivable, net of allowance for doubtful accounts of $265 and $405 at December 31, 2006 and 2007, respectively	16,216	37,010
Deferred tax asset	79	140
Income taxes receivable	938	8,300
Other receivables and prepaid expenses	3,869	5,910
Total current assets	126,486	78,815
Deferred Tax Asset — Noncurrent portion	1,168	—
Intangibles — Net	—	174,154
Goodwill…………………………………………………………...............…………	—	460,951
Property and Equipment — Net	8,047	16,225
Deferred Financing Costs……………………………………....................………….	—	8,677
Other Assets	1,246	4,361
TOTAL ASSETS	$136,947	$743,183
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$2,841	$6,235
Accrued expenses	17,795	34,189
Debt, current portion……………………………………………………	—	3,000
Deferred revenue	58,309	100,557
Other current liabilities ………………………………………………………….	—	227
Total current liabilities	78,945	144,208
LONG-TERM LIABILITIES
Debt……………………………………………………….................……………	—	419,750
Deferred tax liabilities………………………………………….............………	—	28,626
Deferred revenue	533	722
Other long term liabilities	971	13,785
Total liabilities	80,449	607,091
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value — 150,000,000 authorized; 52,859,460 and 47,850,652 issued and 42,530,055 and 47,642,460 outstanding at December 31, 2006 and 2007, respectively……...................................................................	529	479
Treasury stock —10,329,405 and 208,192 shares at December 31, 2006 and 2007, respectively	(103)	(2)
Additional paid-in capital	130,765	217,355
Accumulated other comprehensive loss	(508)	(7,262)
Accumulated deficit	(74,185)	(74,478)
Total stockholders’ equity	56,498	136,092
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$136,947	$743,183

Table C
RISKMETRICS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006, AND 2007

(Amounts in thousands)
	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................................................................................	$16,021	$2,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment......................................................	4,081	7,419
Provision (recovery) for bad debt …………………………....................................................	(53)	140
Amortization of intangible assets.............................................................................................	770	19,145
Amortization of debt issuance costs.........................................................................................	—	1,397
Impairment of goodwill............................................................................................................	—	—
Stock-based compensation.......................................................................................................	3,636	6,033
Tax benefit associated with exercise of stock options.............................................................	(1,236)	(201)
Loss on disposal of property and equipment............................................................................	15	734
Decrease (increase) in deferred tax benefit..............................................................................	812	(1,115)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable..........................................................................	3,923	8,599
Increase in other receivables and prepaid expenses.............................................................	(1,171)	(934)
Increase in other assets.........................................................................................................	(420)	(88)
Increase in deferred revenue................................................................................................	5,098	(4,370)
(Increase) decrease in income taxes receivable...................................................................	532	2,561
Increase in trade accounts payable.......................................................................................	1,771	2,631
Increase in other accrued expenses and liabilities...............................................................	2,303	996
Net cash provided by operating activities.......................................................................	36,082	45,348
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment............................................................................................	(3,724)	(11,091)
Cash paid to acquire Institutional Shareholder Services Inc. (“ISS”) and related acquisition costs (net of cash acquired of $12,250) ....................................................................................	—	(471,764)
Payment of acquired ISS acquisition related costs.......................................................................	—	(7,413)
Cash paid to acquire CFRA and related acquisition costs (net of cash acquired of $1,213) ........	—	(45,946)
Payment of deferred purchase price.............................................................................................	—	(128)
Purchase of intangible asset……………………………………………………………..............	—	(250)
Purchase of investments................................................................................................................	(70,755)	(21,289)
Proceeds from sale of investments................................................................................................	72,169	89,364
Net cash used in investing activities................................................................................	(2,310)	(468,517)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings....................................................................................................	—	440,000
Repayment of debt........................................................................................................................	—	(17,250)
Payment of debt issuance costs.....................................................................................................	—	(10,074)
Principal payments on capital lease obligations...........................................................................	—	(23)
Equity offering expenses..............................................................................................................	—	(1,928)
Excess tax benefit associated with exercise of stock options.......................................................	1,236	201
Proceeds from exercise of stock options.......................................................................................	255	5,944
Repurchase of stock......................................................................................................................	(9,018)	(3,257)
Net cash (used in) provided by financing activities........................................................	(7,527)	413,613
EFFECT OF EXCHANGE RATE CHANGES ON CASH..............................................................	102	(302)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................................	26,347	9,858
CASH AND CASH EQUIVALENTS — Beginning of year...........................................................	10,966	37,313
CASH AND CASH EQUIVALENTS — End of year.....................................................................	$37,313	$27,455
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest....................................................................................................................	$—	$35,973
Cash paid for taxes (net of refunds)........................................................................................	$8,236	$(50)
NON CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock to purchase ISS.................................................................................	$—	$42,426
Issuance of stock options to purchase ISS...................................................................................	$—	$16,331
Retirement of treasury stock........................................................................................................	$—	$103
Tax benefit associated with exercise of ISS stock options..........................................................	$—	$3,061
Issuance of common stock to purchase CFRA............................................................................	$—	$16,634

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure.

Table D - Condensed Consolidated Pro Forma Statement of Operations Data

The pro forma results below give effect to the acquisition of Institutional Shareholder Services (“ISS”) as if the transaction had closed on January 1, 2006.

Pro Forma Financial Information (1)	Three months ended December 31,			Year ended December 31,
	2006	2007	% Change	2006	2007	% Change
	(Unaudited and all amounts in thousands)
Revenues:
Risk (2)................................................	$25,934	$33,422	28.9%	$101,235	$121,126	19.6%
ISS (3)……………................................	26,696	34,205	28.2%	103,269	122,502	18.6%
Total Revenues.....................................	52,629	67,627	28.5%	204,505	243,628	19.1%
Operating Cost and Expenses:
Adjusted EDITDA expenses (4)..........	37,160	46,155	24.2%	146,551	169,946	16.0%
Other operating expenses (5)...............	7,369	10,454	41.8%	30,681	34,074	11.1%
Total operating costs and expenses......	44,529	56,609	27.1%	177,232	204,020	15.1%

Income from operations.......................	8,100	11,018	36.0%	27,272	39,608	45.2%
Interest, dividend and investment....... Income (loss), net.................................	(8,569)	(9,160)	6.9%	(34,222)	(36,451)	6.5%
Income (loss) before income taxes.......	(469)	1,858	*	(6,948)	3,157	*
Provision (benefit) for income taxes....	(188)	655	*	(2,779)	1,263	*
Net income (loss).................................	$(281)	$1,203	*	$(4,169)	$1,894	*

Adjusted EBITDA (3) (6)..........................	$15,469	$21,472	38.8%	$57,954	$73,682	27.1%
Adjusted EBITDA margin (7)..............	29.4%	31.8%		28.3%	30.2%

*Exceeds 100%

Notes to Table D:

(1)
Refer to tables F, G, H and I, respectively, for a reconciliation of the condensed consolidated pro forma financial information for the three months ended December 31, 2006 and 2007 and years ended December 31, 2006 and 2007 to the historical financial statements. The three months ended December 31, 2007 does not include pro forma adjustments of ISS, which was acquired on January 11, 2007.

(2)	For the year ended December 31, 2006, we derived $4.3 million of revenue from a JPMorgan online services agreement and no revenue in the year ended December 31, 2007.

(3)
The acquisition of CFRA on August 1, 2007 generated additional revenues of $4.4 million and $7.2 million during the three months ended December 31, 2007 and year ended December 31, 2007, respectively. The pro forma financial information for the year ended December 31, 2007, includes $3.3 million of revenue and $0.9 million of Adjusted EBITDA generated from ISS during the period of January 1, 2007 to January 11, 2007.

(4)
Adjusted EBITDA expenses represents cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation of $1,203 and $2,078 for the three months ended December 31, 2006 and 2007, respectively and $5,451 and $6,033 for the years ended December 31, 2006 and 2007, respectively.

(5)	Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment.

(6)	The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) for our pro forma results:

	Three months ended		Year ended
	December 31,		December 31,
	2006	2007	2006	2007
	(amounts in thousands)
Net income (loss).........................	$(281)	$1,203	$(4,169)	$1,894
Interest (income) expense, net.....	8,570	9,160	34,222	36,451
Income tax expense (benefit).......	(189)	655	(2,780)	1,263
Depreciation and amortization of property and equipment...............	1,583	2,227	6,114	7,621
Amortization of intangible assets..	4,583	5,417	19,101	19,686
Stock –based compensation........	1,203	2,078	5,451	6,033
Loss on disposal of property and equipment	-	732	15	734
Adjusted EBITDA...............	$15,469	$21,472	$57,954	$73,682

(7)  Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

Table E - Consolidated Balance Sheet and Cash Flow Data

Balance Sheet Data – as of December 31,	2006	2007 (1)
	(amounts in thousands)
Cash and cash equivalents	$37,313	$27,455
Short-term investments	68,071	-
Goodwill and intangibles, net	-	635,105
Total assets	136,947	743,183
Deferred revenue	58,842	101,279
Total debt, including current portion	-	422,750
Stockholders’ equity	56,498	136,092

Cash Flow Data – For the year ended December 31,
Net cash provided by operating activities	$36,082	$45,348
Capital expenditures	(3,724)	(11,091)
Free cash flow (2)	$32,358	$34,257

Notes to Table E:

(1)
On January 11, 2007, we acquired ISS for $542.8 million and incurred indebtedness of $425.0 million to complete the acquisition, of which $2.25 million has been repaid. In addition, on August 1, 2007, we acquired CFRA for $63.8 million and incurred additional indebtedness of $15.0 million to complete the acquisition which was repaid in October and November of 2007.

(2)
We define free cash flow as cash provided by operating activities less capital expenditures. Our management uses free cash flow, and we present it to investors, because it is an important measure of the cash generation of our business and our ability to repay indebtedness and invest in our business.

The following tables (F, G. H and I ) reconcile the consolidated statements of income in Table A to the Condensed Consolidated Pro Forma Statement of Operations Data in Table D:

Table F

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006

(AMOUNTS IN THOUSANDS)

	RiskMetrics Group, Inc. (Historical)	Institutional Shareholder Services Holdings, Inc. (Historical)	Pro Forma Adjustments For ISS Acquisition		Pro Forma for ISS acquisition	Reclassification of Stock-based Compensation		Pro forma
Revenues .....	$25,934	$26,695			$52,629			$52,629
Operating costs and expenses:
Cost of revenues .............	6,690	9,826	(18)	(A)	16,498			16,498
Research and development expenses................................	4,926	1,425	-		6,351			6,351
Selling and marketing expenses....	4,165	3,445	(5)	(A)	7,605			7,605
General and administrative expenses................................	4,255	4,687	(1,033)	(A)	7,909			7,909
Total Adjusted EBITDA expenses..					38,363	(1,203)	(G)	37,160
Depreciation and amortization of property and equipment...	1,075	1,274	(766)	(B)	1,583			1,583
Amortization of intangible assets..	-	673	3,910	(C)	4,583			4,583
Loss on disposal of property and equipment.....................	-	-			-			-
Total other operating expenses					6,166	1,203	(G)	7,369
Total operating costs and expenses.	21,111	21,330			44,529			44,529
Income from operations ......	4,823	5,365			8,100			8,100
Other income and expenses:
Interest, dividend and investment income...........	818	111			929			929
Interest expense......................	(11)	(1,079)	(8,109)	(D)	(9,498)			(9,498)
			(299)	(E)
Total other income and expenses, net	807	(968)			(8,569)			(8,569)
Income (loss) before income taxes.....	5,630	4,397			(469)			(469)
Provision (benefit) for income taxes..	1,907	1,811	(3,906)	(F)	(188)			(188)
Net income (loss)...............................	$3,723	$2,586			$(281)			$(281)

TABLE G
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

(AMOUNTS IN THOUSANDS)

	RiskMetrics Group, Inc. (Historical)	Institutional Shareholder Services Holdings, Inc. (Historical)	Pro Forma Adjustments For ISS Acquisition		Pro Forma for ISS Acquisition	Reclassification of Stock-based Compensation		Pro forma
Revenues .....	$101,236	$103,269			$204,505			$204,505
Operating costs and expenses:
Cost of revenues.......................	25,618	39,933	(18)	(A)	65,533			65,533
Research and development expenses.....................	21,202	6,070	-		27,272			27,272
Selling and marketing expenses.......................................	14,977	15,728	(5)	(A)	30,700			30,700
General and administrative expenses.................................	12,852	16,678	(1,033)	(A)	28,497			28,497
Total Adjusted EBITDA expenses...........................					152,002	(5,451)	(G)	146,551
Depreciation and amortization of property and equipment.......	4,081	3,578	(1,545)	(B)	6,114			6,114
Amortization of intangible assets............................................	770	2,520	15,811	(C)	19,101			19,101
Loss on disposal of property and equipment.........................	15	—			15			15
Total other operating expenses....................................					25,230	5,451	(G)	30,681
Total operating costs and expenses....................................	79,515	84,507			177,232			177,232
Income from operations .................	21,721	18,762			27,273			27,273
Other income and expenses:
Interest, dividend and investment income……...........	2,549	419			2,968			2,968
Interest expense........................	(49)	(4,042)	(31,902)	(D)	(37,189)			(37,189)
			(1,196)	(E)
Total other income and expenses, net...............................................	2,500	(3,623)			(34,221)			(34,221)
Income (loss) before income taxes..............................................	24,221	15,139			(6,948)			(6,948)
Provision (benefit) for income taxes...............................................	8,200	6,236	(17,215)	(F)	(2,779)			(2,779)
Net income (loss)...........................	$16,021	$8,903			$(4,169)			$(4,169)

Table H
UNAUITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(AMOUNTS IN THOUSANDS)

	RiskMetrics Group, Inc. January 1 to December 31, 2007 (Historical)	Institutional Shareholder Services Holdings, Inc. January 1 to January 11, 2007 (Historical)	Pro Forma Adjustments For ISS Acquisition		Pro Forma for ISS acquisition	Reclassification of Stock-based Compensation		Pro forma
Revenues................................ .....	240,301	$3,327		$	$243,628			$243,628
Operating costs and expenses:
Cost of revenues.....................	77,317	2,350	(867)	(A)	78,800			78,800
Research and development expenses................................	31,142	597	(226)	(A)	31,513			31,513
Selling and marketing expenses......................................	35,420	823	(281)	(A)	35,962			35,962
General and administrative expenses................................	29,654	13,698	(13,648)	(A)	29,704			29,704
Total Adjusted EBITDA expenses.........................					175,979	(6,033)	(G)	169,946
Depreciation and amortization of property and equipment.....	7,419	132	70	(B)	7,621			7,621
Amortization of intangible assets............................................	19,145	84	457	(C)	19,686			19,686
Loss on disposal of property and equipment.......................	734	—			734			734
Total other operating expenses...................................					28,041	6,033	(G)	34,074
Total operating costs and expenses................................	200,831	17,684			204,020			204,020
Income from operations ...............	39,470	(14,357)			39,608			39,608
Other income and expenses:
Interest, dividend and investment income….............	2,159	20			2,179			2,179
Interest expense.....................	(37,517)	(112)	(965)	(D)	(38,630)			(38,630)
			(36)	(E)
Total other income and expenses, net.............................................	(35,358)	(92)			(36,451)			(36,451)
Income (loss) before income taxes.............................................	4,112	(14,449)			3,157			3,157
Provision (benefit) for income taxes.............................................	1,711	(5,951)	5,503	(F)	1,263			1,263
Net income (loss).........................	$2,401	$(8,498)			$1,894			$1,894

Table I
UNAUITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2007
(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	RiskMetrics Group, Inc. October 1 to December 31, 2007 (Historical)	Reclassification of Stock Based Compensation		Pro Forma
Revenues..............................................................	$67,627			$67,627
Operating costs and expenses:
Cost of revenue................................................	20,651			20,651
Research and development expenses..............	8,665			8,665
Selling and marketing expenses......................	10,091			10,091
General and administrative expenses..............	8,826			8,826
Total Adjusted EBITDA expenses...........	48,233	(2,078)	(G)	46,155
Depreciation and amortization of property and equipment.............................................	2,227			2,227
Amortization of intangible assets....................	5,417			5,417
Loss on disposal of property and equipment…….............………….......……	732			732
Total other operating expenses..................	8,376	2,078	(G)	10,454
Total operating costs and expenses......................	56,609			56,609
Income (loss) from operations .............................	11,018			11,018
Other income and expenses:
Interest, dividend and investment income.......	449			449
Interest expense...............................................	(9,609)			(9,609)

Total other income and expenses, net.........	(9,160)			(9,160)
Income (loss) before income taxes ......................	1,858			1,858
Provision (benefit) for income taxes....................	655			655
Net income (loss).................................................	$1,203			$1,203

Notes for Tables F, G, H and I:

The following pro forma adjustments for the ISS acquisition are included in the preparation of the pro forma statement of operations:

A) Adjustment to exclude ISS non-recurring expenses associated with the ISS acquisition, which constitute non-recurring items as defined in our credit facilities. These costs were incurred by ISS prior to the acquisition and include legal costs of $0.8 million and other charges of $0.3 million for the quarter and year ended December 31, 2006. Non-recurring expenses for the period of January 1, 2007 through

January 11, 2007 consist of: a transaction fee of $6.7 million, non-cash stock based compensation of $3.0 million and cash compensation and other charges of $5.3 million.

B)  Adjustment to historical depreciation and amortization of property and equipment to reflect the incremental expense from the preliminary allocation of fair market value of such assets.

C) Adjustment to historical amortization of intangible assets expense to reflect the incremental expense for the preliminary purchase price allocation and estimated lives.

D)  ISS had pre-existing debt which was repaid upon the consummation of our acquisition of ISS. This adjustment reflects the additional interest expense on debt incurred in connection with the ISS acquisition in excess of ISS’ historical interest on its then existing indebtedness.

E)  This entry reflects the additional amortization of debt issuance costs over the amounts that ISS historically recognized on its pre-existing outstanding indebtedness:

F) Pro forma provision for income taxes represents our statutory rate of 40%, comprised of 35% federal and 5% blended state, foreign and local income tax applied against income (loss) before income taxes.

Adjustment G reflects the reclassification of stock-based compensation from Adjusted EBITDA expenses to other operating expenses.